Exhibit 99.1

TRICO MARINE SERVICES RECEIVES NOTICE OF DEFAULT AND
GUARANTEE DEMAND

September 20, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) announced today the issuance of a notice of default and guarantee demand by Bear Stearns Corporate Lending Inc. ("Bear Stearns").  Bear Stearns is an administrative agent under the $55 million term loan (the "Term Loan") issued by a group of bank lenders to Trico's two primary domestic subsidiaries in February 2004.  The Company is a guarantor of its subsidiaries' obligations under certain provisions of the Term Loan.  Bear Stearns' notice of default and guarantee demand was issued on the basis of an earlier default arising from the Company's non-payment of interest due on its $250 million 8.875% Senior Notes due 2012 in June 2004.

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Please visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.